Exhibit 99.1

PRESS RELEASE

WELLPOINT REPORTS THIRD QUARTER 2012 RESULTS

•	Net income was $2.15 per share, including net gains of $0.06 per share. Adjusted net income was $2.09 per share (refer to page 14).

•	Medical enrollment was approximately 33.5 million members as of September 30, 2012.

•

Full year 2012 net income is expected to be in the range of $7.37 to $7.47 per share, including net gains of $0.07 per share. The Company continues to expect adjusted net income in the range of $7.30 to $7.40 per share (refer to page 14).

•	Board of Directors declares fourth quarter 2012 dividend of $0.2875 per share.

Indianapolis, Ind. – Nov. 7, 2012 – WellPoint, Inc. (NYSE: WLP) today announced that third quarter 2012 net income was $691.2 million, or $2.15 per share. These results included $0.06 per share of net income resulting from net investment gains, partially offset by acquisition related costs. Net income in the third quarter of 2011 was $683.2 million, or $1.90 per share, and included net investment gains of $0.13 per share.

Excluding the items noted in each period, adjusted net income was $2.09 per share in the third quarter of 2012, an increase of 18.1 percent compared with adjusted net income of $1.77 per share in the prior year quarter (refer to page 14 for a reconciliation to the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles, or “GAAP”).

“Our third quarter results compared favorably to our expectations and reflected more consistent execution across our businesses. We are preparing for a successful Amerigroup integration and have recently taken steps to better align business level leadership to execute on the growth opportunities before us,” said John Cannon, interim president and chief executive officer.

“The third quarter reflected a combination of improved core operating performance, administrative expense management, and favorability in the capital management of the company. Our earnings were supported by strong adjusted operating cash flow in the quarter and sequential increases in medical claims reserves and days in claims payable,” said Wayne DeVeydt, executive vice president and chief financial officer. “Operating trends in the quarter increase our confidence in our full year 2012 outlook of $7.30 to $7.40 in adjusted EPS.”

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment was approximately 33.5 million members at September 30, 2012, a decrease of 862,000 members, or 2.5 percent, from approximately 34.4 million at September 30, 2011. Membership in the Local Group and National businesses declined by 694,000 and 315,000, respectively, as the Company repositioned product offerings in the New York small group market and adjusted its administrative fee structure for certain National Accounts in 2012. Enrollment was also impacted by economy-related in-group membership attrition and competitive situations in certain Local Group markets.

The declines in Local Group and National were partially offset by membership growth in the Senior and State Sponsored businesses. Senior membership increased by 96,000, primarily due to the Company’s geographic expansion into new Medicare Advantage service areas for 2012. State Sponsored enrollment increased by 42,000, due to growth in existing programs.

Operating Revenue: Operating revenue exceeded $15.1 billion in the third quarter of 2012 and was essentially stable compared with the prior year quarter. Premium revenue declined by $144.5 million, or 1.0 percent, as the impact of lower fully insured Local Group membership was partially offset by growth in the Senior business and premium rate increases designed to cover cost trends. Other revenue increased by $130.6 million, primarily due to the Company’s acquisition of 1-800 CONTACTS, Inc. during the second quarter of 2012.

Benefit Expense Ratio: The benefit expense ratio was 85.4 percent in the third quarter of 2012, an increase of 30 basis points from 85.1 percent in the third quarter of 2011. Consistent with the Company’s expectation, the increase occurred in the Consumer reporting segment. Within that segment, the benefit expense ratio for Senior business increased due to lower risk score revenue in the current year quarter, and the ratio for State Sponsored business increased due to higher medical costs in California. The increase in the Consumer segment benefit expense ratio was partially offset by an improvement in the Commercial segment ratio.

Medical Cost Trend: For the full year of 2012, the Company continues to expect that underlying Local Group medical cost trend will be in the range of 7.0 percent, plus or minus 50 basis points. Unit cost increases continue to be the primary driver of overall medical cost trend, while utilization moderated during the third quarter of 2012.

Days in Claims Payable: Days in Claims Payable (“DCP”) as of September 30, 2012, was 42.4 days, an increase of 1.6 days from 40.8 days at June 30, 2012. This was driven primarily by a sequential increase in medical claims reserves and claims payment seasonality, including the impact of fewer claims processing days in the third quarter.

SG&A Expense Ratio: The SG&A expense ratio was 13.7 percent in the third quarter of 2012, a decrease of 30 basis points from 14.0 percent in the third quarter of 2011. The decrease reflected savings from the Company’s ongoing efficiency initiatives and lower compensation expense in the current year quarter, partially offset by increased costs related to the integration and expansion of CareMore.

Effective Income Tax Rate: The Company’s effective income tax rate was 32.6 percent in the third quarter of 2012, compared with 34.6 percent in the third quarter of 2011. The decline resulted primarily from the favorable settlement of certain prior year tax audits during the third quarter of 2012.

Operating Cash Flow: For the first nine months of 2012, operating cash flow was approximately $2.0 billion, or 0.9 times net income. Third quarter 2012 operating cash flow totaled $240.2 million and was unfavorably impacted by the timing of the July monthly payment from the Centers for Medicare & Medicaid Services (“CMS”), which was received in the second quarter. Including this payment in the third quarter, adjusted operating cash flow would have been $951.9 million, or approximately 1.4 times net income (refer to page 15).

Operating cash flow totaled $3.3 billion during the first nine months of 2011 and included 10 monthly payments from CMS. Excluding the October 2011 CMS payment, adjusted operating cash flow was $2.7 billion for the first nine months of 2011 (refer to page 15).

Share Repurchase Program: During the third quarter of 2012, the Company repurchased 11.3 million shares of its common stock for $655.3 million. The Company repurchased an additional 10.4 million shares for $634.3 million during October, bringing its year-to-date repurchase total for the first 10 months of 2012 to 39.1 million shares for approximately $2.5 billion. As of October 31, 2012, the Company had approximately $1.9 billion of Board-approved share repurchase authorization remaining.

Cash Dividend: During the third quarter of 2012, the Company paid a quarterly dividend of $0.2875 per share, representing a distribution of cash totaling $90.7 million. Cash dividend payments totaled $280.0 million for the first nine months of 2012. On November 6, 2012, the Board of Directors declared a quarterly dividend to shareholders for the fourth quarter of 2012 of $0.2875 per share. The fourth quarter dividend is payable on December 21, 2012, to shareholders of record at the close of business on December 7, 2012.

Investment Portfolio & Capital Position: During the third quarter of 2012, the Company recorded net investment gains of $50.8 million pre-tax, consisting of net realized gains from the sale of securities totaling $54.6 million, partially offset by other-than-temporary impairments totaling $3.8 million. In the third quarter of 2011, the Company recorded net investment gains of $72.0 million pre-tax, consisting of net realized gains from the sale of securities totaling $94.9 million, partially offset by other-than-temporary impairments totaling $22.9 million.

As of September 30, 2012, the Company’s net unrealized gain position in the investment portfolio was approximately $1.3 billion, consisting of net unrealized gains on fixed maturity and equity securities totaling $980.6 million and $341.0 million, respectively. As of September 30, 2012, cash and investments at the parent company totaled $4.9 billion, reflecting debt issuances during the third quarter in connection with the pending acquisition of Amerigroup Corporation.

REPORTABLE SEGMENTS

WellPoint, Inc. has the following reportable segments: Commercial Business, which includes the Local Group, National, UniCare and Specialty Products lines of business (including 1-800 CONTACTS); Consumer Business, which includes the Individual, Senior and State Sponsored lines of business; and Other, which includes Comprehensive Health Solutions, FEP business, National Government Services, inter-segment sales and expense eliminations, and corporate expenses not allocated to the other reportable segments.

WellPoint, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended September 30				Nine Months Ended September 30
	2012	2011	Change		2012	2011	Change
Operating Revenue
Commercial Business	$8,360.6	$8,657.9	(3.4%)		$25,255.8	$25,868.8	(2.4%)
Consumer Business	4,879.1	4,576.4	6.6%		14,456.0	13,164.2	9.8%
Other	1,894.0	1,920.8	(1.4%)		5,745.4	5,656.7	1.6%

Total Operating Revenue	15,133.7	15,155.1	(0.1%)		45,457.2	44,689.7	1.7%

Operating Gain
Commercial Business	$818.6	$711.5	15.1%		$2,581.6	$2,583.8	(0.1%)
Consumer Business	184.7	245.2	(24.7%)		613.5	627.7	(2.3%)
Other	0.5	15.9	(96.9%)		13.0	58.1	(77.6%)

Total Operating Gain	1,003.8	972.6	3.2%		3,208.1	3,269.6	(1.9%)

Operating Margin
Commercial Business	9.8%	8.2%	160 bp		10.2%	10.0%	20 bp
Consumer Business	3.8%	5.4%	(160	) bp	4.2%	4.8%	(60	) bp
Total Operating Margin	6.6%	6.4%	20 bp		7.1%	7.3%	(20	) bp

Commercial Business: Operating gain in the Commercial segment was $818.6 million in the third quarter of 2012, an increase of $107.1 million, or 15.1 percent, from $711.5 million in the third quarter of 2011. The increase was driven by lower selling, general and administrative costs and an improvement in the benefit expense ratio for Local Group business, partially offset by the reduction in fully insured Local Group membership. Operating gain in the Specialty business also increased due to improved operating performance and the inclusion of 1-800 CONTACTS results in the current year quarter.

Consumer Business: Operating gain in the Consumer segment was $184.7 million in the third quarter of 2012, a decrease of $60.5 million, or 24.7 percent, compared with $245.2 million in the third quarter of 2011. This was driven primarily by a decline in risk score revenue in the Company’s Senior business.

Other: Operating gain in the Other segment was $0.5 million in the third quarter of 2012, compared with $15.9 million in the third quarter of 2011. The decline reflected higher unallocated corporate expenses in the current year quarter.

OUTLOOK

Full Year 2012:

•	Net income is now expected to be in the range of $7.37 to $7.47 per share, including $0.07 per share of net positive contributions related to the following items:

•	Net realized investment gains;

•	Other-than-temporary impairment losses on investments;

•	Litigation related costs; and

•	Acquisition and integration related costs (refer to page 14).

•	This outlook does not include any impact from the pending acquisition of Amerigroup Corporation, other than costs primarily related to the pre-financing of the transaction.

•	Excluding the items noted above, the Company continues to expect adjusted net income in the range of $7.30 to $7.40 per share (refer to page 14).

•	Year-end medical enrollment is expected to be approximately 33.4 million members, consisting of approximately 20.1 million self-funded members and approximately 13.3 million fully insured members.

•	Operating revenue is now expected to total approximately $60.7 billion.

•	The benefit expense ratio is expected to be approximately 85.5 percent.

•	The SG&A expense ratio is now expected to be approximately 14.0 percent.

•	Operating cash flow is expected to be approximately $2.7 billion.

Basis of Presentation

1.	Operating revenue and operating gain are the key measures used by management to evaluate performance in each reporting segment. Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of products. Operating gain is used to analyze profit or loss on a segment basis. Consolidated operating gain is a non-GAAP measure.

2.	Operating margin is defined as operating gain divided by operating revenue. Consolidated operating margin is a non-GAAP measure.

3.	Certain prior period amounts have been reclassified to conform to current period presentation.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Standard Time (“EST”) to discuss the company’s third quarter earnings results and updated outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-423-3268 (Domestic)	800-475-6701 (Domestic Replay)
651-291-5254 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 226537. The replay will be available from 11 a.m. EST today until the end of the day on November 21, 2012. The call will also be available through a live webcast at www.wellpoint.com. A webcast replay will be available following the call.

WellPoint Contacts: Investor Relations	Media
Doug Simpson, 212-476-1473	Kristin Binns, 917-697-7802

About WellPoint, Inc.

At WellPoint, we believe there is an important connection between our members’ health and well-being—and the value we bring our customers and shareholders. So each day we work to improve the health of our members and their communities. And, we can make a real difference since we have more than 33 million people in our branded health plans, and approximately 64 million people served through our subsidiaries. As an independent licensee of the Blue Cross and Blue Shield Association, WellPoint serves members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), and Wisconsin. In a majority of these service areas, WellPoint’s plans do business as Anthem Blue Cross, Anthem Blue Cross and Blue Shield, Blue Cross and Blue Shield of Georgia and Empire Blue Cross Blue Shield, or Empire Blue Cross (in the New York service areas). WellPoint also serves customers throughout the country as UniCare and in certain California, Arizona and Nevada markets through our CareMore subsidiary. Our 1-800 CONTACTS, Inc. subsidiary offers customers online sales of contact lenses, eyeglasses and other ocular products. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
	September 30,	December 31,	September 30,	December 31,	September 30,
	2012	2011	2011	2011	2011
Medical Membership
Customer Type
Local Group	14,602	15,212	15,296	(4.0%)	(4.5%)

National Accounts	7,019	7,401	7,435	(5.2%)	(5.6%)
BlueCard	5,062	4,935	4,961	2.6%	2.0%

Total National	12,081	12,336	12,396	(2.1%)	(2.5%)

Individual	1,862	1,846	1,855	0.9%	0.4%
State Sponsored	1,891	1,867	1,849	1.3%	2.3%
Senior	1,538	1,471	1,442	4.6%	6.7%
FEP	1,519	1,519	1,517	—	0.1%

Total Medical Membership	33,493	34,251	34,355	(2.2%)	(2.5%)

Funding Arrangement
Self-Funded	20,172	20,506	20,570	(1.6%)	(1.9%)
Fully-Insured	13,321	13,745	13,785	(3.1%)	(3.4%)

Total Medical Membership	33,493	34,251	34,355	(2.2%)	(2.5%)

Reportable Segment
Commercial	26,683	27,548	27,692	(3.1%)	(3.6%)
Consumer	5,291	5,184	5,146	2.1%	2.8%
Other	1,519	1,519	1,517	—	0.1%

Total Medical Membership	33,493	34,251	34,355	(2.2%)	(2.5%)

Other Membership & Customers
Behavioral Health Membership	24,386	25,135	25,203	(3.0%)	(3.2%)
Life and Disability Membership	4,895	5,012	5,014	(2.3%)	(2.4%)
Dental Membership	3,835	4,046	4,079	(5.2%)	(6.0%)
Managed Dental Membership	4,103	4,162	4,318	(1.4%)	(5.0%)
Vision Membership	4,435	3,783	3,765	17.2%	17.8%
Medicare Advantage Part D Membership	621	575	564	8.0%	10.1%
Medicare Part D Stand-Alone Membership	579	667	668	(13.2%)	(13.3%)
Retail Vision Customers	3,112	—	—	NM (1)	NM (1)

(1)	“NM” = not meaningful

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended
(In millions, except per share data)	September 30
	2012	2011	Change
Revenues
Premiums	$14,037.1	$14,181.6	(1.0%)
Administrative fees	955.6	963.1	(0.8%)
Other revenue	141.0	10.4	NM	(1)

Total operating revenue	15,133.7	15,155.1	(0.1%)

Net investment income	168.6	170.9	(1.3%)
Net realized gains on investments	54.6	94.9	(42.5%)

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(3.8)	(28.8)	86.8%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	—	5.9	(100.0%)

Net other-than-temporary impairment losses recognized in income	(3.8)	(22.9)	83.4%

Total revenues	15,353.1	15,398.0	(0.3%)

Expenses
Benefit expense	11,984.8	12,062.9	(0.6%)
Selling, general and administrative expense
Selling expense	390.2	403.0	(3.2%)
General and administrative expense	1,688.4	1,716.6	(1.6%)

Total selling, general and administrative expense	2,078.6	2,119.6	(1.9%)
Cost of products	66.5	—	NM	(1)
Interest expense	133.6	108.2	23.5%
Amortization of other intangible assets	63.9	62.1	2.9%

Total expenses	14,327.4	14,352.8	(0.2%)

Income before income taxes	1,025.7	1,045.2	(1.9%)

Income tax expense	334.5	362.0	(7.6%)

Net income	$691.2	$683.2	1.2%

Net income per diluted share	$2.15	$1.90	13.2%

Diluted shares	321.9	360.4	(10.7%)

Benefit expense as a percentage of premiums	85.4%	85.1%	30 bp
Selling, general and administrative expense as a percentage of total operating revenue	13.7%	14.0%	(30	) bp
Income before income tax expense as a percentage of total revenues	6.7%	6.8%	(10	) bp

(1)	“NM” = not meaningful

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Nine Months Ended September 30
	2012	2011	Change
Revenues
Premiums	$42,336.6	$41,779.3	1.3%
Administrative fees	2,928.9	2,882.8	1.6%
Other revenue	191.7	27.6	594.6%

Total operating revenue	45,457.2	44,689.7	1.7%

Net investment income	507.0	543.5	(6.7%)
Net realized gains on investments	232.0	193.5	19.9%

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(24.0)	(44.7)	46.3%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	3.4	11.0	(69.1%)

Net other-than-temporary impairment losses recognized in income	(20.6)	(33.7)	38.9%

Total revenues	46,175.6	45,393.0	1.7%

Expenses
Benefit expense	35,849.8	35,212.9	1.8%
Selling, general and administrative expense
Selling expense	1,176.5	1,205.6	(2.4%)
General and administrative expense	5,149.6	5,001.6	3.0%

Total selling, general and administrative expense	6,326.1	6,207.2	1.9%
Cost of products	73.2	—	NM	(1)
Interest expense	360.3	317.7	13.4%
Amortization of other intangible assets	182.1	175.5	3.8%

Total expenses	42,791.5	41,913.3	2.1%

Income before income taxes	3,384.1	3,479.7	(2.7%)

Income tax expense	1,192.8	1,168.3	2.1%

Net income	$2,191.3	$2,311.4	(5.2%)

Net income per diluted share	$6.63	$6.24	6.2%

Diluted shares	330.7	370.3	(10.7%)

Benefit expense as a percentage of premiums	84.7%	84.3%	40 bp
Selling, general and administrative expense as a percentage of total operating revenue	13.9%	13.9%	0 bp
Income before income tax expense as a percentage of total revenues	7.3%	7.7%	(40	) bp

(1)	"NM" = not meaningful

WellPoint, Inc.

Consolidated Balance Sheets

(In millions)	September 30, 2012	December 31, 2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,442.1	$2,201.6
Investments available-for-sale, at fair value:
Fixed maturity securities	18,485.5	15,913.1
Equity securities	1,187.4	1,188.1
Other invested assets, current	16.9	14.8
Accrued investment income	164.9	172.0
Premium and self-funded receivables	3,645.7	3,402.9
Other receivables	847.3	943.9
Income taxes receivable	213.0	105.8
Securities lending collateral	700.9	871.4
Deferred tax assets, net	61.1	424.8
Other current assets	1,875.5	1,859.0

Total current assets	29,640.3	27,097.4
Long-term investments available-for-sale, at fair value:
Fixed maturity securities	244.1	246.8
Equity securities	29.4	28.8
Other invested assets, long-term	1,236.1	1,103.3
Property and equipment, net	1,536.5	1,418.1
Goodwill	14,469.1	13,858.7
Other intangible assets	8,210.5	7,931.7
Other noncurrent assets	451.9	433.6

Total assets	$55,817.9	$52,118.4

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$5,523.2	$5,489.0
Reserves for future policy benefits	60.8	55.1
Other policyholder liabilities	2,229.0	2,278.2

Total policy liabilities	7,813.0	7,822.3
Unearned income	823.7	926.5
Accounts payable and accrued expenses	2,648.5	3,124.1
Security trades pending payable	138.1	51.7
Securities lending payable	701.0	872.5
Short-term borrowings	192.0	100.0
Current portion of long-term debt	0.2	1,274.5
Other current liabilities	1,766.6	1,727.1

Total current liabilities	14,083.1	15,898.7

Long-term debt, less current portion	13,395.7	8,420.9
Reserves for future policy benefits, noncurrent	723.2	730.7
Deferred tax liability, net	2,841.5	2,724.0
Other noncurrent liabilities	957.9	1,055.9

Total liabilities	32,001.4	28,830.2
Shareholders’ equity
Common stock	3.1	3.4
Additional paid-in capital	10,869.7	11,679.2
Retained earnings	12,556.8	11,490.7
Accumulated other comprehensive income	386.9	114.9

Total shareholders’ equity	23,816.5	23,288.2

Total liabilities and shareholders’ equity	$55,817.9	$52,118.4

WellPoint, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In millions)	Nine Months Ended September 30
	2012	2011
Operating activities
Net income	$2,191.3	$2,311.4
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(232.0)	(193.5)
Net other-than-temporary impairment losses recognized in income	20.6	33.7
Loss on disposal of assets	1.6	2.5
Deferred income taxes	255.3	151.3
Amortization, net of accretion	474.8	386.3
Depreciation expense	72.8	71.1
Share-based compensation	123.7	98.1
Excess tax benefits from share-based compensation	(23.2)	(38.4)
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(133.2)	(357.2)
Other invested assets	(26.6)	(8.6)
Other assets	(33.3)	(107.1)
Policy liabilities	(16.8)	647.9
Unearned income	(102.8)	747.2
Accounts payable and accrued expenses	(446.7)	(412.2)
Other liabilities	(57.5)	(5.1)
Income taxes	(79.5)	14.1
Other, net	(3.7)	(25.0)

Net cash provided by operating activities	1,984.8	3,316.5

Investing activities
Purchases of fixed maturity securities	(11,808.8)	(10,017.2)
Proceeds from sales and maturities of fixed maturity securities	9,781.2	9,748.4
Purchases of equity securities	(245.1)	(219.0)
Proceeds from sales of equity securities	312.3	122.1
Purchases of other invested assets	(153.7)	(139.9)
Proceeds from sales of other invested assets	25.4	19.3
Changes in securities lending collateral	171.5	128.2
Purchases of subsidiaries, net of cash acquired	(992.3)	(602.3)
Purchases of property and equipment	(375.1)	(334.4)
Proceeds from sales of property and equipment	0.4	1.3
Other, net	(0.9)	(29.7)

Net cash used in investing activities	(3,285.1)	(1,323.2)

Financing activities
Net proceeds from commercial paper borrowings	30.1	658.6
Net proceeds from short-term borrowings	92.0	–
Proceeds from long-term borrowings	4,935.2	1,097.4
Repayment of long-term borrowings	(1,251.2)	(703.8)
Changes in securities lending payable	(171.5)	(128.4)
Changes in bank overdrafts	(94.6)	159.7
Repurchase and retirement of common stock	(1,828.8)	(2,354.2)
Cash dividends	(280.0)	(272.1)
Proceeds from issuance of common stock under employee stock plans	86.7	229.2
Excess tax benefits from share-based compensation	23.2	38.4

Net cash provided by (used in) financing activities	1,541.1	(1,275.2)

Effects of foreign currency exchange rate changes on cash and cash equivalents	(0.3)	1.5

Change in cash and cash equivalents	240.5	719.6
Cash and cash equivalents at beginning of period	2,201.6	1,788.8

Cash and cash equivalents at end of period	$2,442.1	$2,508.4

WellPoint, Inc.

Reconciliation of Medical Claims Payable

	Nine Months Ended September 30		Years Ended December 31
(In millions)	2012	2011	2011	2010	2009
	(Unaudited)
Gross medical claims payable, beginning of period	$5,489.0	$4,852.4	$4,852.4	$5,450.5	$6,184.7
Ceded medical claims payable, beginning of period	(16.4)	(32.9)	(32.9)	(29.9)	(60.3)

Net medical claims payable, beginning of period	5,472.6	4,819.5	4,819.5	5,420.6	6,124.4

Business combinations and purchase adjustments	—	100.9	100.9	—	2.8

Net incurred medical claims:
Current year	35,860.9	35,021.5	47,281.6	45,077.1	47,315.1
Prior years (redundancies) [1]	(483.3)	(206.3)	(209.7)	(718.0)	(807.2)

Total net incurred medical claims	35,377.6	34,815.2	47,071.9	44,359.1	46,507.9

Net payments attributable to:
Current year medical claims	30,557.9	29,881.6	41,999.0	40,387.8	42,056.9
Prior years medical claims	4,798.4	4,417.8	4,520.7	4,572.4	5,157.6

Total net payments	35,356.3	34,299.4	46,519.7	44,960.2	47,214.5

Net medical claims payable, end of period	5,493.9	5,436.2	5,472.6	4,819.5	5,420.6
Ceded medical claims, end of period	29.3	23.5	16.4	32.9	29.9

Gross medical claims payable, end of period	$5,523.2	$5,459.7	$5,489.0	$4,852.4	$5,450.5

Current year medical claims paid as a percent of current year net incurred medical claims	85.2%	85.3%	88.8%	89.6%	88.9%

Prior year redundancies in the current period as a percent of prior year net medical claims payables less prior year redundancies in the current period	9.7%	4.5%	4.5%	15.3%	15.2%

Prior year redundancies in the current period as a percent of prior year net incurred medical claims	1.0%	0.5%	0.5%	1.5%	1.7%

[1]	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

WellPoint, Inc.

GAAP Reconciliation

(Unaudited)

WellPoint, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” non-GAAP measures, in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. Rather, these non-GAAP measures are intended to aid investors when comparing WellPoint, Inc.’s financial results among periods. A reconciliation of these measures to the most directly comparable measures calculated in accordance with GAAP is presented below.

(In millions, except per share data)	Three Months Ended
	September 30, 2012	September 30, 2011	Change
Net income	$691.2	$683.2	1.2%
Add / (Subtract):
Net realized gains on investments (pre-tax)	($54.6)	($94.9)
Other-than-temporary impairment losses on investments (pre-tax)	$3.8	$22.9
Acquisition and integration related costs (pre-tax)	$21.3	—
Tax effect of adjustments	$10.4	25.2

Net adjustment items	($19.1)	($46.8)
Adjusted net income	$672.1	$636.4	5.6%

Net income per diluted share	$2.15	$1.90	13.2%
Add / (Subtract):
Net realized gains on investments (pre-tax)	($0.17)	($0.26)
Other-than-temporary impairment losses on investments (pre-tax)	$0.01	$0.06
Acquisition and integration related costs (pre-tax)	$0.07	—
Tax effect of adjustments	$0.03	$0.07

Net adjustment items	($0.06)	($0.13)
Adjusted net income per diluted share	$2.09	$1.77	18.1%

(In millions, except per share data)	Nine Months Ended
	September 30, 2012	September 30, 2011	Change
Net income	$2,191.3	$2,311.4	(5.2%)
Add / (Subtract):
Net realized gains on investments (pre-tax)	($232.0)	($193.5)
Other-than-temporary impairment losses on investments (pre-tax)	$20.6	$33.7
Litigation related costs (pre-tax)	$24.0	—
Acquisition and integration related costs (pre-tax)	$33.1	—
Tax effect of adjustments	$103.4	55.9

Net adjustment items	($50.9)	($103.9)
Adjusted net income	$2,140.4	$2,207.5	(3.0%)

Net income per diluted share	$6.63	$6.24	6.2%
Add / (Subtract):
Net realized gains on investments (pre-tax)	($0.70)	($0.52)
Other-than-temporary impairment losses on investments (pre-tax)	$0.06	$0.09
Litigation related costs (pre-tax)	$0.07	—
Acquisition and integration related costs (pre-tax)	$0.10	—
Tax effect of adjustments	$0.31	$0.15

Net adjustment items	($0.16)	($0.28)
Adjusted net income per diluted share	$6.47	$5.96	8.6%

	Full Year 2012 Outlook
	Low End	High End
Net income per diluted share	$7.37	$7.47
Add / (Subtract):
Net realized gains on investments from first nine months of 2012 (pre-tax)	(0.70)	(0.70)
Other-than-temporary impairment losses on investments from first nine months of 2012 (pre-tax)	0.06	0.06
Litigation related costs (pre-tax)	0.07	0.07
Acquisition and integration related costs, including anticipated fourth quarter 2012 costs (pre-tax)	0.21	0.21
Tax effect of adjustments	0.29	0.29

Net adjustment items	(0.07)	(0.07)

Adjusted net income per diluted share	$7.30	$7.40

WellPoint, Inc.

GAAP Reconciliation

(Unaudited)

WellPoint, Inc. has referenced “Adjusted Operating Cash Flow” a non-GAAP measure, in this document. This non-GAAP measure is not intended to be an alternative to any measure calculated in accordance with GAAP. Rather, this non-GAAP measure is intended to aid investors when comparing WellPoint, Inc.’s financial results among periods. A reconciliation of this measure to the most directly comparable measure calculated in accordance with GAAP is presented below.

(In millions)	Three Months Ended
	September 30, 2012	September 30, 2011
Operating cash flow	$240.2	$1,429.8
Add / (Subtract):
July 2012 CMS payment received in the second quarter 2012	711.7	—
October 2011 CMS payment received in the third quarter 2011	—	(596.5)

Net adjustment items	711.7	(596.5)

Adjusted operating cash flow	$951.9	$833.3

(In millions)	Nine Months Ended
	September 30, 2012	September 30, 2011
Operating cash flow	$1,984.8	$3,316.5
Subtract:
October 2011 CMS payment received in the third quarter 2011	—	(596.5)

Net adjustment items	—	(596.5)

Adjusted operating cash flow	$1,984.8	$2,720.0

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES

LITIGATION REFORM ACT OF 1995

WellPoint and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements in this press release, in presentations, filings with the Securities and Exchange Commission, or SEC, reports to shareholders and in meetings with analysts and investors. The projections referenced in this press release are forward-looking and they are intended to be covered by the safe harbor for “forward-looking statements” provided by PSLRA. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend”, “estimate”, “project” and similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in the public filings that we and AMERIGROUP Corporation have made with the SEC; increased government participation in, or regulation or taxation of, health benefits and managed care operations, including, but not limited to, the impact of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010; trends in health care costs and utilization rates; our ability to secure sufficient premium rates including regulatory approval for and implementation of such rates; our ability to contract with providers consistent with past practices; our ability to consummate the acquisition of AMERIGROUP Corporation and our ability to achieve expected synergies and operating efficiencies in the AMERIGROUP Corporation and 1-800 CONTACTS, Inc. acquisitions within the expected timeframes or at all and to successfully integrate our operations; such integrations may be more difficult, time consuming or costly than expected; revenues following the transactions may be lower than expected; operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients and suppliers, may be greater than expected following the transactions; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon and funding risks with respect to revenue received from participation therein; a downgrade in our financial strength ratings; litigation and investigations targeted at our industry and our ability to resolve litigation and investigations within estimates; medical malpractice or professional liability claims or other risks related to health care services provided by our subsidiaries; risks inherent in selling healthcare products in the consumer retail market; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; non-compliance by any party with the Express Scripts, Inc. pharmacy benefit management services agreement, which could result in financial penalties, our inability to meet customer demands, and sanctions imposed by governmental entities, including the Centers for Medicare and Medicaid Services; events that result in negative publicity for us or the health benefits industry; failure to effectively maintain and modernize our information systems and e-business organization and to maintain good relationships with third party vendors for information system resources; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member sensitive or confidential information; changes in the economic and market conditions, as well as regulations that may negatively affect our investment portfolios and liquidity; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative effect from our substantial amount of outstanding indebtedness; general risks associated with mergers and acquisitions; various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations; future public health epidemics and catastrophes; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in our SEC reports.